Exhibit 10.1

Health Management Associates, Inc.

Summary of Fiscal Year 2005 Board of Directors’ Compensation/Fees

Only the independent Directors of Health Management Associates, Inc. (the “Company”) receive compensation for their service to the Company in such capacity. For the fiscal year ending September 30, 2005, the Company’s independent Director compensation and fees are as set forth below.

Cash Compensation

The Company pays each independent Director $10,000 per quarter for service as a Director. The Chairperson of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee receive an additional $5,000 per year.

In addition, independent Directors receive $5,000 for each Board of Directors’ meeting attended. Committee members also receive the following fees per meeting: $5,000 for each Executive Committee meeting attended; $3,000 for each Audit Committee meeting attended; $1,500 for each Corporate Governance and Nominating Committee meeting attended; and $1,500 for each Compensation Committee meeting attended.

Stock Options

Under the Company’s Stock Option Plan for Outside Directors, the Company is authorized to grant each independent Director a ten year option to purchase shares of its common stock at an exercise price equal to the market price of such common stock on the date of grant. On May 24, 2005, the Company granted each of its independent Directors a stock option to purchase up to 5,000 shares of its common stock. The Stock Option Plan for Outside Directors, including all material amendments, is included with the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 as Exhibits 10.9, 10.12, 10.26, 10.29 and 10.30. The form of Director Stock Option Agreement is included with the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 as Exhibit 10.35.

Expense Reimbursement

The Company reimburses all Directors for reasonable expenses incurred by them in connection with attending Board and Committee meetings.

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